UHY LLP Certified Public Accountants

Exhibit 16.1

April 22, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read the statements included in Item 4.01 of Form 8-K of YTB International, Inc. dated April 16, 2010, expected to be filed with the Securities and Exchange Commission on April 22, 2010 and are in agreement with the statements concerning our Firm in those statements.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

UHY LLP

St. Louis, Missouri